UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 21, 2015

NorthWestern Corporation
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	1-10499 (Commission File Number)	46-0172280 (IRS Employer Identification No.)
3010 W. 69th Street Sioux Falls, South Dakota (Address of principal executive offices)		57108 (Zip Code)
(605) 978-2900 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
As previously announced, Kendall G. Kliewer, the former Vice President and Controller of NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) (the “Company”) informed the Company, on October 13, 2015, of his decision to resign from his Vice President and Controller position, effective October 19, 2015. Upon Mr. Kliewer's resignation, Crystal D. Lail, Assistant Controller of the Company, assumed the Vice President and Controller role for the Company, on an interim basis, pending final appointment by the Company's Board of Directors.
On October 21, 2015, the Board of Directors of the Company appointed Ms. Lail, 37, as Vice President and Controller. She has been employed by the Company for nearly 13 years and has served as the Company's Assistant Controller since February 2008 and, prior to that, as an SEC Reporting Manager. Before joining the Company in 2003, Ms. Lail was an auditor for KPMG.
Ms. Lail will be eligible to receive an initial annual base salary of $230,000, subject to periodic review and adjustment. She currently is a participant in the Company's annual and long-term incentive programs. As a result of her appointment, her target awards will increase, respectively, to 35% and 40% of base salary under such programs. In addition, Ms. Lail will be eligible to participate in the Company’s executive retention and retirement program, with a target compensation level of 15% of base salary. The terms of the awards provided under these programs are expected to be consistent with terms of such awards provided to other executives of the Company. Ms. Lail also is a current participant in the Company's pension plan and other retirement plan and will be eligible to participate in the Company's deferred compensation plan and executive annual physical benefit.
SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NORTHWESTERN CORPORATION

By:	/s/ Timothy P. Olson
Timothy P. Olson
Corporate Secretary

Date: October 22, 2015